Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11TH FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

December 19, 2014

DecisionPoint Systems, Inc.
8697 Research Drive

Irvine, CA 92618

Re: Post-Effective Amendment to Registration Statement on Form S-1 (File No. 333-193296)

Ladies and Gentlemen:

We have acted as counsel to DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), in connection with a post-effective amendment to the above-captioned registration statement (the “Post-Effective Amendment”), filed pursuant to the Securities Act of 1933 (the “Securities Act”), relating to the offer by selling stockholders of the Company of (i) 409,000 outstanding shares of Series E Preferred Stock, par value $.001 per share (the “Series E Shares”) (ii) 343,560 shares of Series E Preferred Stock issuable as dividends on the Series E Shares (the “PIK Shares”), (iii) 8,180,000 shares of common stock, par value $0.001 per share, underlying the Series E Shares (the “Conversion Shares”), (iv) 6,871,200 shares of common stock underlying the PIK Shares (the “PIK Conversion Shares”) and (v) 818,000 shares of common stock underlying outstanding warrants (the “Warrant Shares”, together with the Series E Shares, the PIK Shares, the Conversion Shares and the PIK Conversion Shares, the “Shares”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise) and executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company. In addition, we have assumed that the Shares are to be offered and sold in the manner set forth in the prospectus contained in the Post-Effective Amendment (the “Prospectus”).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be legally and validly issued, fully paid and non-assessable.

This opinion letter has been prepared and is to be understood in accordance with the customary practices of lawyers who regularly give, and lawyers who regularly advise recipients regarding, opinions of this nature, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements applicable to the Post-Effective Amendment, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

DecisionPoint Systems, Inc. December 19, 2014 Page 2 of 2

We consent to the filing of this opinion letter with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Post-Effective Amendment. We also consent to the reference to our firm under the caption “Legal Counsel” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 or 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Post-Effective Amendment within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

ELLENOFF GROSSMAN & SCHOLE LLP